Exhibit 99.1

CRH plc	T +353 (1) 404 1000
Stonemason’s	E IR@crh.com
Way	W www.crh.com
Rathfarnham
Dublin 16
D16 KH51	February 12, 2024
Ireland

Press Release CRH completes $2.1bn acquisition of materials assets in Texas

On 21 November 2023, CRH plc announced that it had reached an agreement to acquire an attractive portfolio of cement and readymixed concrete assets in Texas, USA for a total consideration of $2.1 billion. CRH is pleased to announce that the transaction is now complete.

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Contact CRH at +353 1 404 1000

Albert Manifold	Chief Executive

Jim Mintern	Chief Financial Officer

Frank Heisterkamp	Director of Capital Markets & ESG

Tom Holmes	Head of Investor Relations

About CRH

CRH (NYSE: CRH, LSE: CRH) is the leading provider of building materials solutions that build, connect and improve our world. Employing c.75,800 people at c.3,160 operating locations in 29 countries, CRH has market leadership positions in both North America and Europe. As the essential partner for road and critical utility infrastructure, commercial building projects and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune 500 company, CRH’s shares are listed on the NYSE and LSE.

Registered Office: No 12965. Registered Office: 42 Fitzwilliam Square, Dublin 2, R02 R279, Ireland